InMedica Development Corp. Enters into Joint Development Agreement with Wescor, Inc.

SOURCE: INMEDICA DEVELOPMENT CORPORATION

SALT LAKE CITY,  September 9 - InMedica  Development  Corporation  (OTC Bulletin
Board: IMDD), of Salt Lake City, Utah, Chi Lin Technology Co., Ltd. of Tainan, Taiwan, and Wescor, Inc. of Logan, Utah announced today that they have entered into a definitive Joint Development Agreement to continue the development of the Non-Invasive Hematocrit Technology for which InMedica, through its subsidiary, MicroCor, has been issued four patents.

Under terms of the Agreement, Wescor will purchase 15% of the outstanding shares of MicroCor from InMedica and from Chi Lin for $375,000 and will be assigned the rights and duties of managing the day-to-day operations of MicroCor. Wescor may earn additional shares of MicroCor stock in phases upon: (1) completion of a working prototype capable of meeting FDA GMP requirements, (2) the completion of clinical trials for obtaining the FDA's clearance to market such products and,
(3) the manufacturing and initial introduction into the US market of such products.

Wescor has also been granted an option to purchase all of the remaining MicroCor stock, owned by InMedica and Chi Lin, upon successful completion of phase (2), and again upon the successful completion of phase (3), above, as well as a first refusal right in the event of a bona fide outside offer to acquire MicroCor.

"We are very pleased to have Wescor as a partner in MicroCor and to have them take the active leadership role in the development of MicroCor's Non-Invasive Hematocrit Technology," said Ralph Henson, President and CEO of InMedica.
"Wescor's technical expertise and history of successful medical product development should add value to MicroCor."

"Wescor's relationship with InMedica has been collegial and productive since our first meeting," said Wayne Barlow, President and CEO of Wescor. "We are impressed with the potential of the Non-Invasive Hematocrit Technology. Total hematocrit measurement is of fundamental importance in health assessment. The InMedica proprietary technology, if fully developed and legally cleared for market introduction, would augment and perhaps even supplant traditional invasive testing methodologies. Wescor will apply its significant engineering, product development, manufacturing and marketing skills to carry the project forward."

"This performance-based agreement with Wescor gives InMedica the opportunity to advance its Non-Invasive Hematocrit research and patented technology to the next level without the need to raise additional capital at this time," said Larry E.

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Clark,  Chairman of InMedica.  "It offers an opportunity for a win-win situation for all three of MicroCor's equity participants and their shareholders."

InMedica, through its subsidiary MicroCor, Inc., is engaged in the development of a patented technology that measures hematocrit, the percentage of whole blood made up of red cells, non-invasively through the skin using electrical impedance. Other methods of hematocrit measurement require blood be drawn from the person to be tested through a finger, ear or venous (arm) puncture. Hematocrit is measured as a test for the presence of anemia (low hematocrit), a primary symptom for a large number of disease states as well as malnutrition. Because of the large number of diseases for which anemia is a primary symptom, hematocrit is one of the most frequently ordered diagnostic tests.

From its facilities in Logan, Utah, Wescor, a private corporation, has been developing, manufacturing, and marketing unique instruments, appliances, and related products for the diagnostic laboratory market for more than three decades. Its Biomedical Products Division has established a reputation for high quality products as well as quality technical support to back up its products. Wescor is the unchallenged global leader in the laboratory diagnosis of cystic fibrosis with its Macroduct(R) and Nanoduct(R) Sweat Testing Systems. The company's Aerospray(R) family of automatic slide stainer-cytocentrifuges are in daily use in hematology and microbiology laboratories throughout the world, providing the newest technology in microscope slide staining as well as cytocentrifugation. Wescor is a long-established global leader in osmometry with its unique Vapro(R) Vapor Pressure Osmometer. The Wescor Membrane Osmometer makes a direct measurement of Colloid Osmotic Pressure in whole blood or serum.

Chi Lin Technology, Co., Ltd. is one of fourteen major subsidiaries of the Chi Mei Group. Chi Mei Corporation is the world's largest ABS plastics producer and Chi Mei Opto-Electronics is one the of the leading flat-panel display manufacturers in Taiwan.

This press release contains forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and other factors, which may cause the Company's results to differ materially from expectations. These risks include, but are not limited to, risks relating to the abilities to obtain funding, regulatory approval, market acceptance, as well as other risks as detailed from time to time in the Company's SEC filings.






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